Exhibit 99.1

CytoSorbents Reports Fourth Quarter and Full Year 2025 Financial Results and Recent Business Highlights

•	2025 revenue of $37.1 million, up 4% year-over-year, and 71% Full-year gross margins

•	Enhanced Balance Sheet Flexibility with an Additional $2.5 million Proceeds from Amended Credit Facility in November

•	Implemented Strategic Workforce and Cost Reduction Program in Q4 to Accelerate Timing to Cash Flow Breakeven in 2026

•	Ongoing Interactive Discussions with FDA to Determine Content and Timing of New De Novo Application for DrugSorb™ -ATR

PRINCETON, N.J., March 25, 2026 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, today reported financial results for the fourth quarter and full year ended December 31, 2025, and recent business highlights.

Full Year 2025 Financial Results

•	Revenue was $37.1 million, an increase of 4% compared to $35.6 million in 2024, or flat on a constant currency basis.
•	Gross margin was 71% in 2025 compared to 70% in 2024.
•	Operating loss for 2025 improved by 10% to $14.7 million compared to $16.5 million in 2024.
•	Net loss, improved to $8.2 million or $0.13 per share, compared to net loss of $20.7 million or $0.38 per share in 2024.
•	Adjusted net loss for 2025 was $14.2 million, or $0.23 per share, compared to an adjusted net loss of $12.7 million, or $0.23 per share, in 2024.
•	Adjusted EBITDA loss for 2025 improved to $10.5 million, compared to a loss of $11.5 million in 2024.

Fourth Quarter 2025 Financial Results
•	Revenue was $9.2 million, an increase of 1% over the prior year, and down 8% on a constant currency basis.
•	Gross margin expanded to 74% in the quarter compared to 70% in Q4 2024.

•	Operating loss, which included a restructuring charge of approximately $0.5 million due to our Q4 workforce and cost reduction program, was $4.6 million, compared to $3.7 million in Q4 2024.
•	Net loss was $5.5 million or $0.09 per share, compared to a net loss of $7.6 million or $0.14 per share in Q4 2024.
•
Adjusted net loss was $4.3 million or $0.07 per share, compared to an adjusted net loss of $1.7 million or $0.03 per share in Q4 2024, which includes a net income tax benefit accrual of $1.7 million recorded in Q4 2024 from the sale of Net Operating Loss and R&D tax credits.

•	Adjusted EBITDA loss was $3.2 million compared to a loss of $2.4 million in Q4 2024.
•	Total cash, cash equivalents, and restricted cash of $7.8 million on December 31, 2025, compared to $9.1 million as of September 30, 2025.

“2025 was a transitional year for our business as we made good progress in four key objectives,” stated Dr. Phillip Chan, Chief Executive Officer of CytoSorbents. “We ended the year with positive clinical and commercial momentum for 2026, with a lower cost structure and improved balance sheet to support our growth.  Additionally, we continue to make progress with the FDA to align on the content and timing of a new De Novo submission for DrugSorb-ATR™ and look forward to providing further updates in the future.   Four key areas of focus include the following:

A.	Sales Performance

Sales in 2025 grew by 4% to $37.1 million led by a 13.0% increase in direct sales outside of Germany to $8.6 million and an 11.4% increase in distributor sales to $16.5 million, that together accounted for approximately 68% of our business.  This was offset by a 10% reduction in Germany sales to $11.8 million, reflecting the near-term impact of our proactive restructuring of German sales operations and the implementation of strategies that are expected to drive more consistent and scalable growth.  Improvements implemented during this initiative include enhanced customer targeting, structured weekly sales planning, increased focus on new account development, and improved allocation of sales resources. Early indicators in 2026 suggest improving commercial activity, including increased customer engagement and new account development.  We are encouraged by these signs and expect to see incremental improvement across the year.

B.	Clinical Momentum

By the end of 2025, we surpassed a key milestone of more than 300,000 cumulative CytoSorb® treatments delivered globally – an increase of more than 50% over the past few years – highlighting the broad and growing adoption of our therapy across more than 70 countries and a wide range of clinical applications.

As highlighted at last week’s International Symposium of Critical Care and Emergency Medicine (ISICEM) conference, a steady stream of new clinical data continues to support the use of CytoSorb across multiple critical care indications.  Sepsis and septic shock remain among the leading use cases.
•
A recent multinational survey of 442 physicians, endorsed by ESICM and SIAARTI and published in Intensive Care Medicine Experimental (2026), found that more than three-quarters of respondents use extracorporeal blood purification primarily for refractory septic shock, with broad-spectrum hemoadsorption such as CytoSorb identified as the most commonly used and preferred modality (43%).

•
During World Sepsis Day and Sepsis Awareness Month in September 2025, we hosted a webinar entitled, “Turning the Tide in Sepsis and Septic Shock” highlighting why and how CytoSorb is used to control deadly inflammation, stabilize patients, reverse capillary leak, and facilitate fluid removal from patients.

•
Interim results from the septic shock cohort of the prospective COSMOS (CytOSorb TreatMent Of Critically Ill PatientS) registry, published in Annals of Intensive Care (2026), evaluated 140 patients across 18 sites. Treatment with CytoSorb was associated with highly significant reductions (p<0.0001) in interleukin-6 levels and vasopressor requirements, as well as improvements in fluid balance and oxygenation. Importantly, SOFA (Sequential Organ Failure Assessment) subscores for respiratory, cardiovascular, and renal function also improved significantly.

•
These findings are consistent with a large meta-analysis published in the Journal of Clinical Medicine (2025), which compared 449 CytoSorb-treated patients plus standard of care to 295 control patients. CytoSorb use was associated with improved hemodynamics, reduced vasopressor needs, lower in-hospital mortality (p=0.04), and a halving of 28 - 30 day mortality (p=0.003).

•
Additional retrospective data published in the Journal of Intensive Care Medicine (2025) demonstrated that early and intensive use of CytoSorb (≥3 cartridges within 2–3 days) was associated with nearly doubled survival rates (70% observed vs. 37% predicted). These findings align with prior research published in the Journal of Critical Care (2021), showing that higher treatment volumes and longer duration correlate with improved survival outcomes.

By treating the “Right Patients, at the Right Time, with the Right Dose,” we believe we can improve sepsis outcomes even more. To support earlier and more effective treatment and to untether our therapy from dependence on other extracorporeal machines, we are scaling up the distribution of PuriFi® hemoperfusion pumps, with now more than 100 pumps placed internationally, expanding an easy-to-use blood purification infrastructure that we expect will fuel device and disposables usage in the future.  We also recently launched HotSwap™, an innovative E.U. approved solution that enables rapid and seamless exchange of CytoSorb cartridges, streamlines workflows for ICU staff, ensures safe blood return from used devices, and supports delivery of the “right dose” of therapy.

Beyond sepsis, a growing body of evidence supports the use of CytoSorb in other critical conditions:

Acute Liver Failure (ALF)
•
A retrospective study published in Liver International (2025) of 28 patients showed that CytoSorb treatment significantly reduced bilirubin levels and increased the likelihood of transplant listing (93% vs. 43%, p=0.005) and transplantation rates (64% vs. 29%, p=0.058).  This was associated with a trend toward improved ICU survival and a statistically significant improvement in 6-month survival (71% vs. 29%, p=0.023).

Cardiogenic Shock
•
A 129-patient real-world analysis published in Biomedicines (2025) demonstrated that CytoSorb therapy was associated with more than a 50% reduction in vasoactive-inotropic score (38 to 16, p=0.002), along with significant reductions in lactate and inflammatory markers and improved hemodynamics.

•
In a 15 versus 15 propensity score-matched cohort study (Biomedicines 2025) of patients supported with the Impella® ventricular assist device (Abiomed), adjunctive CytoSorb therapy resulted in improved hemodynamics, respiratory parameters, and inflammatory markers, with a numerical reduction in in-hospital mortality (33% vs. 47%).

Cardiac Surgery
•
A propensity-matched study published in Clinical Kidney Journal (2025) of 80 CABG patients with chronic kidney disease showed that intraoperative CytoSorb use was associated with improved renal outcomes, reduced need for renal replacement therapy, shorter ICU stays, and reductions in inflammatory biomarkers. A meta-analysis of nearly 1,800 patients published in the Journal of Cardiothoracic and Vascular Anesthesia (2025) further supports reductions in acute kidney injury.

•
In heart transplantation, both a randomized controlled trial published in ESC Heart Failure (2024) and real-world data from the STAR Registry published in JHLT Open (2025) demonstrated that use of CytoSorb during this complex and typically emergent cardiac surgical procedure improved hemodynamic stability and postoperative recovery, including reduced vasoplegia, shorter ventilation times, and lower rates of acute kidney injury.  Among transplant recipients who were on blood thinners, it also prevented severe perioperative bleeding.

•
Additional data in high-risk populations such as infective endocarditis, published in the American Journal of Case Reports (2025), show rapid reductions in inflammatory markers and vasopressor requirements, with favorable recovery outcomes.

We strongly believe CytoSorb is uniquely positioned as one of the only therapies – drug, biologic, or device – that can broadly address key drivers of critical illness, including massive inflammation and cytokine storm, toxin overload, capillary leak, shock, and other serious complications.

Our goal for 2026 is to more effectively leverage the growing body of clinical evidence generated by leading clinicians worldwide to better educate users on treating the “Right Patients, at the Right Time, with the Right Dose.”  By enabling more consistent and impactful outcomes, we believe this approach will support sustained growth across all sales channels while providing clinicians a valuable therapy to improve patient outcomes.

C.	DrugSorb®-ATR Regulatory Update

In 2025, we made significant strides towards advancing DrugSorb-ATR - a two-time U.S. Food and Drug Administration (FDA) Breakthrough Device - through the FDA De Novo submission process to reduce serious perioperative bleeding in CABG surgery patients treated with the blood thinner Brilinta®/Brilique® (ticagrelor, AstraZeneca).

Following a formal July 2025 appeal meeting regarding the initial April 2025 De Novo denial, the FDA, in an appeal decision issued in August 2025, confirmed there were no concerns regarding device safety – an essential factor for De Novo authorization, which is based on a favorable benefit-to-risk profile.  However, the FDA upheld its denial, citing the need for additional information to support our proposed label indication.  Based on subsequent FDA feedback, we elected to not pursue further appeals with the CDRH Director’s office but rather submit a new De Novo application incorporating additional information, including accumulating real-world data from the expanding use of the device for blood thinner removal worldwide that are captured with high fidelity in our international STAR Registry.  We believe these new real-world data, combined with the recently published results from the STAR-T trial and the already-established safety profile of DrugSorb-ATR, will further support a favorable benefit-to-risk profile consistent with De Novo authorization standards.  Additionally, the FDA indicated its openness to focusing the review of a new submission on the remaining open items, potentially providing a more streamlined and efficient regulatory pathway forward.

We held a formal pre-submission meeting with the FDA in late-January 2026 and continue to actively engage with the Agency to clarify and confirm the requirements for a new De Novo submission.  As these interactive discussions are ongoing, we expect to provide an update on the anticipated timing of the submission once final requirements are established.  Following submission, a regulatory decision is typically expected within a 150-day review period, although the timeline may be accelerated or extended based on the nature and scope of FDA interactions during the review process.

Meanwhile, the U.S. and Canadian pivotal STAR-T randomized, controlled trial results have now been published in the Journal of Thoracic and Cardiovascular Surgery (2026) - the leading peer-reviewed cardiothoracic surgery journal in the U.S..  The authors summarized the results in the graphical abstract and concluded in the central message of the article that, “Intraoperative DrugSorb-ATR use for ticagrelor removal is safe and can reduce the severity of bleeding after isolated CABG in patients operated within 2 days of drug discontinuation.”

In addition, a growing body of published literature highlights consistent findings from real-world use of CytoSorb®, which is approved in the European Union for the intraoperative removal of both Brilinta®/Brilique® and Xarelto® (rivaroxaban, Janssen/Johnson & Johnson) during cardiac surgery.  The use of CytoSorb for antithrombotic removal (ATR) is increasingly being adopted as a standard-of-care practice at leading cardiac surgery centers worldwide. At the same time, the evidence supporting the clinical and economic value of reducing bleeding in patients on blood thinners continues to expand.
•
Real-world evidence from the international Safe and Timely Antithrombotic Removal (STAR) Registry, recently published in Cardiovascular Revascularization Medicine (2026) and the Journal of Cardiothoracic Surgery (2025), demonstrates CytoSorb’s ability to reduce perioperative bleeding risk in patients receiving antithrombotic therapies.  Across more than 160 patients undergoing CABG or valve surgery while on direct oral anticoagulants (DOACs), such as Eliquis® (apixaban, Bristol Myers Squibb/Pfizer) and Xarelto®, or on Brilinta®, studies report low rates of severe bleeding (approximately 3-15%), minimal reoperations, and no device-related adverse events - even when surgery is performed within 24 hours of the last drug dose.

•
Landmark data presented at the 2025 European Association for Cardio-Thoracic Surgery (EACTS) Annual Meeting included randomized data on the intraoperative removal of Eliquis® and Xarelto® during urgent cardiac surgery, presented by Professor Richard Whitlock.  Additional data presented by Professor Matthias Thielmann demonstrated that intraoperative removal of ticagrelor during urgent CABG was associated with significantly reduced bleeding compared with Plavix® (clopidogrel, Bristol-Myers Squibb/Sanofi).

•
Similarly, at the annual meeting of the German Society of Thoracic and Cardiovascular Surgery (DGTHG) earlier this year, multiple presentations reinforced the dominant value proposition of our technology in cardiac surgery. These findings showed not only improved clinical outcomes, but also meaningful improvements in care delivery that translate into substantial cost savings.  At this meeting, Professor Michael Schmoeckel, co-principal investigator of the international STAR Registry, presented pooled data from the STAR-T trial and STAR Registry demonstrating that reductions in bleeding among ticagrelor-treated patients undergoing urgent CABG were consistently observed in both controlled clinical trials and real-world clinical practice.

For DrugSorb-ATR, continued evidence generation, thought leadership, and visibility within the cardiovascular community remain key pillars of our anticipated launch strategy.  We are maintaining this momentum with multiple new analyses and data presentations at major cardiovascular conferences throughout the year, further underscoring the clinical benefits of antithrombotic removal in cardiac surgery.

At the upcoming EuroPCR meeting in Paris in May 2026, we expect to feature two oral presentations within the scientific program:
•	Professor Uwe Zeymer will present additional data from the STAR Registry demonstrating bleeding reductions associated with intraoperative removal of DOACs during urgent cardiac surgery.
•
Professor Matthias Thielmann will present new data on the impact of P2Y12 inhibitor choice and intraoperative device use on bleeding after CABG. These findings suggest, for the first time, that ticagrelor may offer not only superior efficacy compared with clopidogrel in acute coronary syndromes, but also a potential safety advantage due to its ability to be actively removed during surgery.

Looking ahead, we have submitted multiple original analyses for presentation at the 2026 European Society of Cardiology (ESC) Congress in Munich this coming August and the 2026 EACTS Annual Meeting in Barcelona this coming October.

Finally, important market dynamics are expected to further support adoption.  Since mid-2025, lower cost generic ticagrelor became broadly available in the U.S. from multiple manufacturers. As a result, its use in heart attack patients is expected to increase significantly from its current U.S. market share of approximately 50%, driven by its faster onset of action, more potent platelet inhibition, and improved cost competitiveness relative to generic Plavix® (clopidogrel).

In parallel, the unmet need for effective reversal strategies for blood thinners continues to grow. This need has been further amplified following the withdrawal of Andexxa® (AstraZeneca), previously the only approved reversal agent for certain direct oral anticoagulants such as Eliquis® and Xarelto® in cases of life-threatening bleeding, from the U.S. market in December 2025.

D.	Drive to Cash Flow Breakeven

We ended 2025 with a positive cash balance of $7.8 million, bolstered by support from our shareholders in a rights warrant offering earlier in the year and a November 2025 amendment to our credit facility. This amendment provided an additional $2.5 million in liquidity and extended the interest-only period on our term loan through the end of 2026.

In the fourth quarter of 2025, we implemented a strategic workforce and cost reduction program, reducing headcount by 10% while lowering expenses and realigning operating and production spend.

Following a solid quarter of production efficiencies, we ended 2025 with an increased inventory buffer.  This has enabled a reduction in 2026 production expenditures, further reducing our cash burn.  As a result, the Company now anticipates achieving cash flow breakeven in the second half of 2026 while maintaining adequate cash balances.

Closing Remarks

Dr. Chan stated, “Our core business outside of Germany delivered healthy growth in 2025, driven by a growing body of clinical data supporting the use of CytoSorb across multiple applications, along with encouraging early progress from initiatives such as the PuriFi® pump. We are also seeing objective signs that our turnaround plan in Germany is beginning to deliver operational improvements.

As we look ahead to the remainder of 2026, we are focused on driving growth across all CytoSorb sales channels, achieving cash flow breakeven in the second half of the year, and continuing to advance FDA De Novo authorization for DrugSorb-ATR to establish a second engine of revenue growth. We look forward to providing updates on our progress toward these key 2026 objectives.”

Fourth Quarter and Full Year 2025 Earnings Conference Call

CytoSorbents’ management will host a live conference call, presentation webcast, and a question-and-answer session with the following information:

Date: Wednesday March 25, 2026
Time: 4:30 PM ET
Live webcast link: https://app.webinar.net/2aLvZaLpb6B

It is recommended that participants join approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, we use the non-GAAP financial measures of EBITDA, which measures earnings before interest, income taxes, depreciation and amortization, and Adjusted EBITDA which further excludes non-cash stock compensation expense, and gain or loss of foreign exchange translation. We also use the non-GAAP financial measures of Adjusted Net Income or Loss and Adjusted Net Income or Loss Per Share which excludes non-cash stock compensation expense and gain or loss of foreign exchange translation from Net Loss and Net Loss Per Share, respectively. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of the non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP should be carefully evaluated. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by investors and the analyst community to help them analyze the performance of our business, the Company’s cash available for operations, and the Company’s ability to meet future capital expenditure and working capital requirements.  For a reconciliation of non-GAAP financial measures to the most comparable GAAP measure, see the reconciliation included in the financial tables.  All non-GAAP adjustments are presented pre-tax.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body. CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure, and the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with more than 300,000 devices used cumulatively to date.  CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber.  Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure.  CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs.  It has received two FDA Breakthrough Device Designations:  one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.  The Company is actively pursuing regulatory approval of DrugSorb-ATR with the U.S. FDA and will pursue regulatory approval with Health Canada with better visibility from the FDA.  DrugSorb-ATR is not yet granted or approved in either the U.S. or Canada.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/  or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany, ability to successfully obtain U.S. FDA and Health Canada regulatory approval and marketing authorization, our ability to complete our strategic workforce and cost reduction plan to reduce costs, optimize operations, and achieve cash-flow break-even in the second half of 2026, our ability to appropriately finance the Company, and the risks discussed in our Annual Report on Form 10-K  filed with the SEC on March 31, 2025, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer
305 College Road East
Princeton, NJ 08540
ir@cytosorbents.com

CYTOSORBENTS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	At December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$6,249	$3,280
Restricted cash, current	—	5,000
Accounts receivable, net of allowances of $164 and $158 at December 31, 2025 and 2024, respectively	7,550	7,320
Inventories - net	5,281	2,733
Prepaid expenses and other current assets	1,554	3,271
Total current assets	20,634	21,604

Property and equipment - net	7,823	9,002
Restricted cash	1,522	1,484
Right-of-use asset	10,924	11,511
Patents - net	3,226	3,721
Other assets	53	50
Total Assets	$44,182	$47,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,869	$3,340
Accrued expenses and other current liabilities	6,299	6,032
Lease liability – current portion	541	453
Total current liabilities	9,709	9,825
Lease liability, net of current portion	11,903	12,444
Long-term debt, net of debt discount	16,667	13,996
Total Liabilities	38,279	36,265

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock, Par Value $0.001, 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2025 and 2024	—	—
Common Stock, Par Value $0.001, 100,000,000 shares authorized; and 62,804,305 and 54,830,146 shares issued and outstanding at December 31, 2025 and 2024, respectively	63	55
Additional paid-in capital	321,024	310,809
Accumulated other comprehensive income (loss)	(2,977)	4,252
Accumulated deficit	(312,207)	(304,009)
Total Stockholders’ Equity	5,903	11,107
Total Liabilities and Stockholders’ Equity	$44,182	$47,372

CYTOSORBENTS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue, net	9,234	9,150	$37,063	$35,595
Cost of goods sold	2,430	2,716	10,572	10,708
Gross profit	6,804	6,434	26,491	24,887
Operating expenses:
Research and development, net of grant income	1,243	1,497	5,085	7,607
Selling, general and administrative	9,612	8,646	35,645	33,732
Restructuring	510	—	510	—
Total operating expenses	11,365	10,142	41,240	41,339
Loss from operations	(4,561)	(3,708)	(14,749)	(16,452)
Other income (expense):
Interest expense, net	(746)	(624)	(2,612)	(1,399)
Gain (loss) on foreign currency transactions	193	(4,905)	9,321	(4,225)
Loss on abandoned patents	(383)	(21)	(559)	(334)
Total other income (expense), net	(936)	(5,550)	6,150	(5,958)

Loss before benefit from income taxes	(5,497)	(9,258)	(8,599)	(22,410)

Benefit from income taxes	—	1,691	401	1,691

Net loss	(5,497)	(7,567)	$(8,198)	$(20,719)

Basic and diluted net loss per common share	(0.09)	(0.14)	$(0.13)	$(0.38)

Weighted average number of shares of common stock outstanding	62,804,088	54,714,642	62,231,771	54,434,609

Comprehensive loss:
Net loss	(5,497)	(7,567)	$(8,198)	$(20,719)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	867	4,713	(7,229)	3,723
Comprehensive loss	(4,629)	(2,854)	$(15,427)	$(16,996)

CYTOSORBENTS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
(in thousands, except share data)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Par value	Capital	Income (Loss)	Deficit	Equity

Balance at December 31, 2023	54,240,265	$54	$306,187	$529	$(283,290)	$23,480
Stock-based compensation	—	—	3,760	—	—	3,760
Issuance of common stock offerings, net of fees incurred	382,823	1	178	—	—	179
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	207,058	—	(7)	—	—	(7)
Issuance of warrants	—	—	691	—	—	691
Foreign currency translation adjustment	—	—	—	3,723	—	3,723
Net loss	—	—	—	—	(20,719)	(20,719)
Balance at December 31, 2024	54,830,146	55	310,809	4,252	(304,009)	11,107
Stock-based compensation	—	—	2,765	—	—	2,765
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	295,510	—	—	—	—	—
Shares issued for exercise of stock options	11,650	—	—	—	—	—
Issuance of common stock and warrants from rights offerings, net of fees incurred	6,249,791	6	5,386	—	—	5,392
Issuance of common stock from exercise of warrants	1,417,208	2	1,437	—	—	1,439
Issuance of warrants	—	—	627	—	—	627
Foreign currency translation adjustment	—	—	—	(7,229)	—	(7,229)
Net loss	—	—	—	—	(8,198)	(8,198)
Balance at December 31, 2025	62,804,305	$63	$321,024	$(2,977)	$(312,207)	$5,903

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Net income (loss)	$(5,497)	$(7,567)	$(8,198)	$(20,719)
Depreciation and amortization expense	$359	$389	$1,496	$1,570
Income tax expense (benefit)	$-	$(1,691)	$(401)	$(1,691)
Interest expense (income)	$746	$624	$2,612	$1,399
EBITDA – non-GAAP measure	$(4,392)	$(8,245)	$(4,491)	$(19,441)

Non-cash stock-based compensation expense	$886	$920	$2,765	$3,760
(Gain)/Loss on foreign currency transactions	(193)	4,905	(9,321)	4,225
Restructuring	510	-	510	-
Adjusted EBITDA – non-GAAP measure	$(3,189)	(2,420)	$(10,537)	$(11,456)

Net income (loss)	$(5,497)	$(7,567)	$(8,198)	$(20,719)
Non-cash stock-based compensation expense	886	920	2,765	3,760
(Gain)/Loss on foreign currency transactions	$(193)	$4,905	$(9,321)	$4,225
Restructuring	510	-	510	-
Adjusted net loss – non-GAAP measure	$(4,294)	$(1,742)	$(14,244)	$(12,734)
Weighted average common shares outstanding
Basic	62,804,088	54,714,642	62,231,771	54,434,609
Diluted	62,804,088	54,714,642	62,231,771	54,434,609
Basic net income (loss) per common share	$(0.09)	$(0.14)	$(0.13)	$(0.38)
Diluted net income (loss) per common share	$(0.09)	$(0.14)	$(0.13)	$(0.38)

Non-cash stock-based compensation expense - basic	$0.01	$0.02	$0.04	$0.07
Non-cash stock-based compensation expense - diluted	$0.01	$0.02	$0.04	$0.07
(Gain)/Loss on foreign currency transactions - basic	$-	$0.09	$(0.15)	$0.08
(Gain)/Loss on foreign currency transactions - diluted	$-	$0.09	$(0.15)	$0.08
Adjusted net income (loss) per common share – basic – non-GAAP measure	$(0.07)	$(0.03)	$(0.23)	$(0.23)
Adjusted net income (loss) per common share – diluted – non-GAAP measure	$(0.07)	$(0.03)	$(0.23)	$(0.23)